Exhibit 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

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GYRODYNE AND THE STATE OF NEW YORK FILE APPRAISAL REPORTS
IN CONDEMNATION LITIGATION

ST. JAMES, N.Y., November 12, 2008 . . . Gyrodyne Company of America, Inc. (NASDAQ: GYRO) announced today that on November 10, 2008, Gyrodyne and the State of New York filed with the Court of Claims their respective appraisals regarding the value of the 245.5 acres in St. James and Stony Brook, New York (the “Property”) that were appropriated by the State on November 2, 2005 under the power of eminent domain.

Gyrodyne’s appraiser has valued the Property at $125,000,000, based in part upon a separate zoning analysis report that Gyrodyne also filed with the Court which concluded that there was a high probability the Property would have been rezoned from light industrial use to a Planned Development District.   The State’s appraiser appraised the Property using the current light industrial zoning at a fair market value of $22,450,000.

Stephen V. Maroney, Gyrodyne’s President and Chief Executive Officer, stated that, “[w]e believe the State’s appraisal is fundamentally flawed in that it misapplied the eminent domain law’s requirement that just compensation be determined based upon the highest and best use and the probability that such use could have been achieved.  Consequently, we believe the State’s appraisal has dramatically and improperly undervalued the Property.  Our $125,000,000 appraisal relies upon a zoning analysis prepared by Daniel Gulizio, who was the Commissioner of the Department of Planning for the Town of Brookhaven where our application for a planned development district was pending at the time of the taking.  We believe Mr. Gulizio’s conclusion that it is highly probable that the Property would have been rezoned should be a deciding factor in this litigation.”

Gyrodyne’s and the State’s respective appraisal reports, along with Gyrodyne’s zoning analysis, are available on Gyrodyne’s website at http://www.gyrodyne.com.

In March 2006, the State made a payment to Gyrodyne of $26,315,000 for the Property, which Gyrodyne elected under the eminent domain law to treat as an advance payment.  In April 2006, Gyrodyne filed a claim against the State seeking just compensation for the Property and contesting the State’s $26,315,000 valuation.  Based upon Gyrodyne’s appraisal of $125,000,000, Gyrodyne is claiming that the State must pay it an additional $98,685,000 plus statutory simple interest at the rate of nine percent (9%) from November 2, 2005, the date of the taking, as required by law.

Gyrodyne’s appraisal was prepared by Gary P. Taylor of Rogers & Taylor Appraisers, Inc. in Hauppauge, New York.  Mr. Taylor is the President of Rogers & Taylor and a former President of the Appraisal Institute, a global membership association of professional real estate appraisers with nearly 24,000 members and 91 chapters throughout the world.  Mr. Taylor has vast experience in appraising real estate in condemnation proceedings at the local, town, county, state and federal levels for both condemnors and condemnees.  Gyrodyne’s zoning analysis was prepared by Daniel J. Gulizio.  Mr. Gulizio is currently the Deputy Director of Planning for the Suffolk County Planning Department.  Mr. Gulizio was also the Commissioner of the Department of Planning, Environment and Land Management for the Town of Brookhaven, where Gyrodyne’s application for a planned development district was pending immediately prior to the State’s taking of the Property.  For nearly 20 years, Mr. Gulizio has worked as a land planner on Long Island and has represented town boards at public hearings.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial, retail and service properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns ten medical office buildings in Port Jefferson Station, New York and five medical office buildings in Cortlandt Manor, New York.  Gyrodyne is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida, also the subject of development plans. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

 Forward-Looking Statements

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of  Suffolk and Westchester Counties in New York and Palm Beach County, Florida, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.

Media Contact:  Evelyn Francisco, Caryl Communications Inc., (201) 796-7788.